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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


            STORAGE USA TO CONTINUE DISCUSSIONS WITH SECURITY CAPITAL

         Storage USA, Inc. (NYSE: SUS) announced today that it has agreed with Security Capital Group Incorporated (NYSE: SCZ), upon the recommendation of the Special Committee of Storage USA, Inc.'s Board of Directors, to extend the previously announced modification of the standstill restrictions applicable to Security Capital until December 10, 2001. The extension will permit representatives of Security Capital and the Special Committee to continue their discussions concerning the terms and conditions of Security Capital's proposal with respect to an extraordinary transaction between the two companies.

         Storage USA, Inc. also announced that it does not anticipate issuing any further press releases regarding Security Capital's proposal until the two companies either reach a definitive agreement or terminate their discussions.

         Storage USA, Inc. is a fully integrated, self-administered and self-managed real estate investment trust, which is engaged in the management, acquisition, development, construction and franchising of self-storage facilities. The Company is the second largest operator of self-storage facilities in the United States. As of September 30, 2001, the Company owned, managed and franchised 557 facilities containing 37,692,000 square feet in 32 states and the District of Columbia.

CONTACT:          Storage USA, Inc.
                  Christopher P. Marr, 901/252-2000
                  www.sus.com